Exhibit (h)(154)
AMENDMENT No. 1
to the
Capital Protection Agreement
     This amendment (the “Amendment”) is made as of August 31, 2011, among BNP Paribas Prime Brokerage Inc. (the “Capital Protection Provider” and “Agent”), and Janus Investment Fund (the “Trust”), on behalf of its series, Janus Protected Series – Growth (the “Fund”).
     WHEREAS, the Trust, the Fund, the Agent, Janus Capital Management, LLC and BNP Paribas are parties to that certain Capital Protection Agreement dated as of May 3, 2011 (the “Capital Protection Agreement;” undefined capitalized terms used herein shall have the meanings assigned thereto in the Capital Protection Agreement);
     WHEREAS, the parties have agreed to replace Appendix A of the Capital Protection Agreement in its entirety with Appendix A attached hereto as Exhibit I.
     WHEREAS, the parties have further agreed to amend the Scheduled Termination Date in the Capital Protection Agreement from March 4, 2021 to May 4, 2021.
     WHEREAS, the Fund, the Capital Protection Provider and the Agent are entering into this Amendment pursuant to Section 9.01 of the Capital Protection Agreement.
     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund, the Capital Protection Provider and the Agent agree as follows:
     1. Appendix A. Appendix A of the Capital Protection Agreement is hereby deleted and restated in its entirety with Appendix A attached hereto as Exhibit I.
     2. Scheduled Termination Date. The definition of “Scheduled Termination Date” in Section 1.01 of the Capital Protection Agreement is hereby deleted in its entirety and replaced as follows:
          “Scheduled Termination Date” means May 4, 2021, as such date may be extended pursuant to and in accordance with Section 2.03; provided that, if the Scheduled Termination Date would otherwise fall on a day that is not a Business Day, the Scheduled Termination Date shall be the first Business Day preceding the Scheduled Termination Date.
     3. Waiver and Amendment. Effective as of the date first above written and subject to the execution of this Amendment by the parties hereto, the Capital Protection Agreement shall be and is hereby amended on the terms set forth in Section 1 and Section 2 hereof.

     4. Representations. Each party hereto makes, as of the date of this Amendment, all representations set forth in the Capital Protection Agreement and the following additional representations:
a.	Each party hereto has all requisite power and authority to execute and deliver this Amendment, and this Amendment has been duly authorized, executed an delivered by each such party hereto and is enforceable against such party in accordance with its terms; and

b.	Any authorization, approval, consent , waiver or other action by, notice to, or filing, qualification or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery or performance of this Amendment by each party has been duly obtained or made and is in full force and effect.
     5. Reference to and Effect on the Capital Protection Agreement
                         (a) Upon the effectiveness of Section 3 hereof each reference in the Capital Protection Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Capital Protection Agreement as amended hereby, and each reference to the Capital Protection Agreement in any other document, instrument or agreement shall mean and be a reference to the Capital Protection Agreement as modified hereby.
                         (b) The Capital Protection Agreement, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
     6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE OTHER REMAINING TERMS OF THE CAPITAL PROTECTION AGREEMENT AND THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.
     7. Paragraph Headings. The paragraph headings contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.
     8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

JANUS INVESTMENT FUND, on behalf of its series, Janus Protected Series — Growth
By:	/s/ Stephanie Grauerholz-Lofton
	Name:	Stephanie Grauerholz-Lofton
	Title:	Vice President, Secretary, and
Chief Legal Counsel
BNP PARIBAS PRIME BROKERAGE INC., as Capital Protection Provider and Agent
By:	/s/ M. Andrews Yeo
	Name:	M. Andrews Yeo
	Title:	President & Chief Operating Officer